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                                                                    EXHIBIT 99.2

To the Directors and Executive Officers of Ameritrade Holding Corporation:

     The Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan (the "Plan") will be changing to a late-day trading environment. To make these changes, a "blackout period" affecting Plan participants will be required. This "blackout period" is expected to begin May 6, 2003 and end late evening of May 9, 2003. A notice to the Plan participants, as required by Section 306(b) of the Sarbanes-Oxley Act of 2002 (the "Act") and attached hereto as Attachment 1, was sent to the Plan participants on April 4, 2003.

     Section 306(a) of the Act prohibits the directors and executive officers of an issuer of any equity security from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the issuer during "blackout periods" affecting 50% or more of the participants or beneficiaries under all individual account plans maintained by the issuer. This restriction applies only to equity securities that the issuer's directors and executive officers acquire or previously acquired in connection with their service or employment as directors or executive officers.

     This notice is to inform you that beginning May 6, 2003 and ending at 10:00 PM Central Time on May 9, 2003, you will be generally prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of Ameritrade that you acquired or acquire in connection with your service as a director or your employment as an executive officer. There are a few narrow exceptions to this prohibition, and should you anticipate a potential transaction in Ameritrade securities during this "blackout period," please contact Kurt Halvorson or Tom Marsh at the numbers set forth below in order to consider whether such exceptions apply.

     This "blackout period" will apply to Ameritrade equity securities that you acquire or previously acquired in connection with your service or employment as a director or executive officer of Ameritrade--including, but not limited to, Ameritrade securities that you acquire and hold to satisfy minimum ownership requirements as a director or executive officer of Ameritrade. A more comprehensive list of equity securities that a director or executive officer might acquire in connection with his or her service or employment is attached hereto as Attachment 2.

     If you have any questions concerning this notice, please contact Kurt Halvorson at 402-597-7713 or Tom Marsh at 402-827-8664.

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                                  ATTACHMENT 1

                            "BLACKOUT PERIOD" NOTICE
                        TO PARTICIPANTS AND BENEFICIARIES

                     IMPORTANT NOTICE CONCERNING YOUR RIGHTS
                                    UNDER THE
      AMERITRADE HOLDING CORPORATION ASSOCIATES 401(k) PROFIT SHARING PLAN

                                  April 4, 2003


1. This notice is to inform you that the Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan ("Plan") will be changing to a late-day trading environment, which is designed to reduce the time it takes for you to transfer assets between funds or rebalance your portfolio from three days to one day. (See details in a separate announcement from INTRUST.) Federal law requires us to give you this notice.

2. Changing to a late-day trading environment will require a "blackout period" that will begin on May 6, 2003 and will end late evening of May 9, 2003.

3.   During this four day "blackout period," you will be unable to:


          o direct or diversify any investment in your individual account;

          o obtain a Plan loan; or

          o obtain a Plan distribution.

     Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

4. During this blackout period you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all of your assets, income and investments, both inside and outside of the Plan. You should be aware that there is a risk to holding a substantial portion of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Securities that have wide price swings might have a large loss (or a large gain) during the blackout period, and you will not be able to direct the sale of such securities from your account during the blackout period.

5. If you have any questions concerning this notice, you should contact Sherry McLaughlin (Ameritrade) at 402-827-8830 or Leland Johnson (INTRUST) at 913-385-8256.
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                                  ATTACHMENT 2

Equity securities that a director or executive officer may acquire in connection with his or her service or employment includes those received:

     1. At a time when he or she was a director or executive officer, under a compensatory plan, contract, authorization or arrangement, including, but not limited to, an option, warrants or rights plan, a pension, retirement or deferred compensation plan or a bonus, incentive or profit-sharing plan, contract, authorization or arrangement with a parent, subsidiary or affiliate;

     2. At a time when he or she was a director or executive officer, as a result of any transaction or series of transactions, whether completed, current or proposed, with Ameritrade, in which the amount involved exceeds $60,000;

     3. At a time when he or she was a director or executive officer, as a result of a business relationship in which he or she was (i) an executive officer or owned in excess of 10% of the equity in (a) a business that made, proposes to make, received or plans to receive payments to or from Ameritrade for property or services, or (b) a business to which Ameritrade is indebted, or (ii) a partner or executive officer of any investment banking firm that has performed services for Ameritrade;

     4. At a time when he or she was a director or executive officer, as directors' qualifying shares or other securities that he or she must hold to satisfy minimum ownership requirements or guidelines for directors or executive officers;

     5. Prior to becoming, or while, a director or executive officer where the equity security was acquired as a direct or indirect inducement to service or employment as a director or executive officer; or

     6. Prior to becoming, or while, a director or executive officer where the equity security was received as a result of a business combination in respect of an equity security of an entity involved in the business combination that he or she had acquired in connection with service or employment as a director or executive officer of such entity.